EXHIBIT 10.11

ACCOUNTS RECEIVABLE PURCHASING AGREEMENT

THIS ACCOUNTS RECEIVABLE PURCHASING AGREEMENT (“ARPA”) is made as of 03/30/2021 (“Effective Date”), by and between Edible Garden AG Incorporated, a Wyoming corporation, with its principal office at 283 Country Rd 519 Belvidere, NJ 07823 (the “Seller”), and Quasar Capital Partners, LLC, with an office at 9330 LBJ Frwy. Suite 943B. Dallas, TX 75243 (including any successors and assigns, the “Purchaser”), on the following terms and conditions:

1.	Definitions. The following terms used herein shall have the following meanings. All capitalized terms not herein defined shall have the meaning set forth in the UCC:

1.1

“Account” - means any right of the Seller to payment as a result of the Seller’s sale of goods and/or services, and the proceeds thereof, as well as all security interests, guaranties, and other contractual and statutory rights of Seller that support or secure such right to payment, including, but not limited to, any rights of Seller under any mechanic’s lien, payment bond or other similar laws, whether any of such rights are now existing or hereafter created.

	1.2	“Account Debtor” - means the party or parties obligated to pay an Account.

	1.3	“Additional Discount” - 0.60% of the Face Amount.

1.4

“Affiliated” - means, with respect to a given person, any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the given person. For purposes of this definition, “control” means, with respect to any corporation, limited liability company, partnership, or other legal person, the possession, directly or indirectly, of the power (i) to vote five percent (5%) or more of the stock, membership interests, partnership interests, or other equity interests of such legal person; or (ii) to direct or cause the direction of the management and policies of that legal person, whether through the ownership of equity interests, or by contract, or otherwise.

	1.5	“Anniversary Fee” - $0

1.6

“AR Purchase Certificate” - A document titled “Accounts Receivable Purchase - Certificate,” or such other documents as Purchaser shall require from time to time, wherein Seller identifies such of its Accounts as it requests that Purchaser purchase under this ARPA, and, by delivery of same to Purchaser, thereby transfers, assigns and sells such Accounts to Purchaser in accordance with the terms of this ARPA, subject only to Purchaser’s acceptance thereof as set forth in Section 2 of this ARPA.

	1.7	“Audit Fee” - $750 per day.

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1.8	“Avoidance Claim” - any claim that any payment received by Purchaser from or for the account of an Account Debtor is avoidable under the United States Bankruptcy Code or any other Insolvency Law.

1.9

“Business Day” - any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Texas are authorized or required by law or other governmental action to close.

1.10	“Discount” - the Discount Percent multiplied by the original Face Amount of each Purchased Account.

1.11	“Discount Percent” - 1.85% of the Face Amount

1.12	“Discount Percent” - 1.05% of the Face Amount - Applicable to Meijer only “Clearance Days” 1 days, excluding Saturdays, Sundays and Legal Holidays.

1.13

“Closed” - a Purchased Account is closed upon the first to occur of (i) receipt of full payment by Purchaser or (ii) the Purchased Account has been repurchased by the Seller, including without limitation by charging the unpaid Face Amount to the Reserve Account as set forth herein.

1.14

“Collateral” - all now owned and hereafter acquired Accounts, Accounts Receivable, Chattel Paper, Inventory, Instruments (including, without limitation, Promissory Notes), Commercial Tort Claims, Documents, Payment Intangibles and all of Seller’s interest in the Reserve Account and any other property or other funds held by Purchaser on behalf of Seller, together with the proceeds of any of the foregoing (including proceeds of proceeds), and any other property in which Seller grants a security interest to Purchaser pursuant to the Collateral Documents.

1.15

“Collateral Documents” - any security agreement executed by Seller pursuant to Section 6 of this Agreement; any other document pursuant to which Seller, any guarantor or any other person grants to Purchaser liens, security interests, or other collateral rights in personal property; and any other instrument, certificate, notice, or other document incidental to any of the foregoing.

1.16	“Delay Discount” - 2.20%

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1.17

“Eligible Account” - an Account which is acceptable for purchase as determined by Purchaser in the exercise of its sole judgment and discretion. Without limiting the generality of the foregoing, Purchaser may determine that an Account is not an Eligible Account, regardless of the creditworthiness of the Account Debtor or any other factor, if purchasing such Account would cause the unpaid balance of all Purchased Accounts to exceed the Maximum Amount. Without limiting the fact that the determination of which Accounts are eligible for purchase is a matter of Purchaser’s discretion, the following are the minimum requirements for an Account to be an Eligible Account: (i) the Account must not be outstanding for more than sixty (60) days from its invoice date (the “Eligibility Period”); (ii) the Account must represent goods or merchandise that have been delivered and accepted by the Account Debtor or services that have been fully performed by the Seller, and furnished to and accepted by Account Debtor; (iii) the Account must not represent work-in-progress, “bill and hold” arrangement, due under a fulfillment or requirements contract with the Account Debtor, or progress or milestone billings (unless accompanied by a fully-executed contract milestone sign-off agreement acceptable to Purchaser in its sole discretion),; (iv) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional); (v) the Account must not be owing from an Account Debtor with whom Seller has any dispute (whether or not relating to the particular Account); (vi) the Account must not be owing from an Affiliate of Seller; (vii) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Purchaser, or which, fails or goes out of a material portion of its business; (viii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Purchaser’s satisfaction, with the United States Assignment of Claims Act); (ix) the Account must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by Purchaser in its discretion in writing, or covered by a credit risk insurance policy satisfactory to Purchaser); (x) the Account must not be owing from an Account Debtor to whom Seller is or may be liable for goods or serviced purchased from such Account Debtor or otherwise; (xi) the Account must not constitute a retention billing/invoice; (xii) the Account must not be assigned for collection or designated for such assignment, or an Account for which Purchaser in its good faith business judgment determines collection to be doubtful; (xiii) the Account must not be for C.O.D., cash in advance, or similar terms; and (xiv) if more than 25.00% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period or are otherwise not eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible.

1.18	“Events of Default” - See Section 14.1.

1.19

“Exposed Payments” - payments received by Purchaser from or for the account of a Payor that has become subject to a proceeding under any Insolvency Law, to the extent such payments cleared the Payor’s deposit account within ninety days of the commencement of said proceeding or are otherwise reasonably susceptible to an Avoidance Claim.

1.20	“Face Amount” - the total amount shown to be due on an Account at the time of Purchase.

1.21	“Initial Term” - See Section 16.1.

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1.22

“Insolvency Law” - the United States Bankruptcy Code, 11 U.S.C. § 101 et seq., any successor statute, and any similar law, whether federal, state, local or foreign, that provides relief to debtors against their creditors generally.

1.23	“Invoice” - any document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.24

“Invoice Date” - the date an Invoice representing the Purchased Account is first transmitted to the Account Debtor, provided, however, that the date printed on the face of an Invoice shall be presumed to be the Invoice Date unless proven otherwise by clear and convincing evidence.

1.25	“Late Payment Date” - the date which is ninety (90) days from the Invoice Date.

1.26	“Legal Holiday” - any day on which federal banks situated in Austin, Travis County, Texas, are closed for business.

1.27	“Maximum Amount” - $1,000,000

1.28

“Misdirected Payment Fee” - fifteen percent (15%) of the amount of any payment on any Account which is received by Seller and not delivered in kind to Purchaser on the next Business Day following the date of receipt by Seller.

1.29	“Missing Notation Fee” - fifteen percent (15%) of the Face Amount of the applicable Invoice.

1.30

“Net Funds Employed” - at any given time: the aggregate Purchase Price of all Purchased Accounts that have not been Closed minus any amounts held on behalf of Seller in the Reserve Account, plus (i) any unpaid fees or reimbursable expenses due from Seller under this ARPA and (ii) the amount of the Reserve Shortfall, if any.

1.31

“Notation” - a notice imprinted on the face of all Invoices that payments are to be made to the Controlled Account, or such other form of writing as may be issued or required by Purchaser from time to time.

1.32

“Obligations” - all present and future obligations owing by Seller to Purchaser whether arising hereunder or otherwise, and whether for the payment of money or evidenced by any note or other instrument, direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, arising before, during or after the commencement of any bankruptcy case in which Seller is a debtor, including, without limitation, any amounts charged to Seller for the repurchase of Accounts under section 5 of this ARPA.

1.33	“Origination Fee” - 0.6%

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1.34	“Payments” - See Section 19.1.

1.35	“Payor” -An Account Debtor or other obligor on an Account, or entity making payment thereon for the account of such party.

1.36	“Preference Reserve” - See Section 16.5.1.

1.37

“Purchase Date” - the earlier of (i) the date on which Purchaser advises Seller in writing that Purchaser has agreed to purchase an Account; or (ii) the date on which Purchaser pays the Purchase Price for an Account pursuant to Section 2.1.4.

1.38	“Purchase Price” - The Face Amount of a Purchased Account less the Discount.

1.39	“Purchased Accounts” - Accounts purchased hereunder which have not been Closed.

1.40	“Purchaser” - See introductory paragraph.

1.41	“Renewal Term” - See Section 16.1.

1.42	“Repurchased” - an Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount of the Account.

1.43

“Repurchase Price” - with respect to any Purchased Account at any time, the sum of (a) the then-unpaid Face Amount of such Purchased Account and (b) all then-outstanding discounts, fees, expenses, and other Obligations relating to such Purchased Account.

1.44	“Required Reserve Amount” - the Reserve Percentage multiplied by the unpaid balance of Purchased Accounts.

1.45

“Reserve Account” - A bookkeeping account on the books of Purchaser representing the portion of the Purchase Price which has not been paid by Purchaser to Seller, maintained by Purchaser to secure Seller’s performance with the provisions hereof.

1.46	“Reserve Excess” - at any time, the amount (if any) by which the Reserve Account exceeds the Required Reserve Amount.

1.47	“Reserve Percentage” - 15%

1.48	“Reserve Percentage” - 10% - Applicable for Meijer invoices only

1.49	“Reserve Shortfall” - at any time, the amount (if any) by which the Required Reserve Account exceeds the amount in the Reserve Account.

1.50	“Seller” - See introductory paragraph.

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1.51	“Transaction Documents” - this ARPA, the Collateral Documents, and all other certificates, instruments, and other documents of whatever nature executed or delivered in connection with this ARPA.

1.52	“UCC” - means the Uniform Commercial Code as in effect from time to time in the State of Texas.

2.	Sale; Estimated Purchase Price; Billing; Reserve; Lockbox.

	2.1	Assignment and Sale.

2.1.1

Seller agrees to sell to Purchaser as absolute owner, with full recourse, Seller Accounts offered to Purchaser for sale and that are approved by Purchaser as Eligible Accounts, at a price equal to the Purchase Price for such Accounts (which shall be reduced by the Discount, Additional Discount, and Delay Discount, as applicable).

2.1.2

No less than once per week, Seller shall furnish a completed AR Purchase Certificate to Purchaser, identifying all of Seller’s Accounts that have been generated since the prior AR Purchase Certificate. Each AR Purchase Certificate shall be accompanied by such documentation supporting and evidencing the Accounts as Purchaser shall from time to time require, including, without limitation, accounts receivable aging reports, supporting invoices, and bills of lading. Purchaser may rely on any facsimile, electronic mail or telephone request for the transmission of the AR Purchase Certificate and request for funds given by a person whom Purchaser believes, in its discretion, to be an authorized representative of Seller, and Seller will indemnify Purchaser for any loss Purchaser suffers as a result of that reliance.

2.1.3

Purchaser may, but shall not be required to, purchase from Seller such Accounts as Purchaser determines to be Eligible Accounts. Such purchases are subject at all times to client verifications and such other items as Purchaser may require from time to time.

2.1.4

Purchaser shall pay the Purchase Price of Purchased Accounts, less the Reserve Percentage and any other amounts due to Purchaser from Seller (including, without limitation, any amounts due under Section 2.3.1 hereof). Such net amount shall be paid to any demand deposit account maintained by Seller, or represented by an employee of Seller to be maintained by Seller, within two (2) Business Days of the Purchase Date, whereupon the Accounts shall be deemed fully purchased by, paid for by, and transferred to Purchaser.

2.1.5

Purchaser does not intend to purchase any Account which will cause a Reserve Shortfall or the unpaid balance of Purchased Accounts to exceed the Maximum Amount. The foregoing notwithstanding, in the event Purchaser’s purchases cause a Reserve Shortfall or the unpaid balance of Purchased Accounts to exceed the Maximum Amount, Seller shall be liable for all such amounts as well as any and all fees, discounts and other charges as set forth in this Agreement, including, if applicable, at any default rate.

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2.2

Billing. Purchaser may send a monthly statement to all Account Debtors itemizing their account activity during any preceding billing period; however, Purchaser is under no obligation to do so. All 5 Account Debtors will be informed that Seller’s Accounts have been sold and assigned to Purchaser, and instructed to make payments to Purchaser.

2.3	Reserve Account.

2.3.1	Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall, and the amount so paid shall be credited to the Reserve Account.

2.3.2

Except during any period in which an Event of Default remains uncured, Purchaser shall pay to Seller the Reserve Excess. At Purchaser’s discretion, the Reserve Excess shall be paid to the Seller on the Friday following the week collections are posted by Purchaser.

2.3.3

Purchaser may, in its good faith business judgment, withhold the Reserve Excess for any one or more of the following reasons: (a) to reflect events, conditions, contingencies or risks which, as determined by Purchaser in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Seller any Guarantor, or (iii) the security interests and other rights of Purchaser in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Purchaser’s good faith belief that any collateral report or financial information furnished by or on behalf of Seller or any Guarantor to Purchaser is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Purchaser determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

2.3.4

Purchaser may, without demand or prior notice, charge the Reserve Account with any Obligation. The Reserve Account shall be debited from time to time to reflect the accrual of the Additional Discount or other amounts owed to Purchaser.

2.3.5

Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account. In such event, Purchaser shall be deemed to have released the Reserve Shortfall to Seller to the extent of the credit.

2.3.6	Upon termination of this ARPA, Purchaser may use the Reserve Account to fund the Preference Reserve as set forth in Section 16.5.

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2.4

Collection of Accounts/Lockbox. Seller agrees that all payments due on Accounts must be made by check issued payable to Purchaser or by wire transfer deposited and directed to a lockbox account controlled by Purchaser (the “Controlled Account”). If Seller receives any payments, whether by check, cash receipts, other cash instruments or otherwise, from its customers, Seller will hold the same in trust for Purchaser and promptly (not later than the following Business Day from receipt) deposit the same into the Controlled Account. As the funds deposited into the Controlled Account clear the banking system, they will be swept daily, and applied to reduce the Obligations pursuant to the terms of this Agreement. Purchaser may also notify all Account Debtors to make all payments to such lockbox.

3.

Authorization for Purchases/Seller Instructions. Subject to the terms and conditions of this ARPA, Purchaser is authorized to purchase Accounts upon telephonic, facsimile, electronic mail, or other instructions received from anyone purporting to be an officer, employee or representative of Seller. In addition, Purchaser is authorized to comply with any other instructions, including vendor payment instructions, upon telephonic, facsimile, electronic mail, or other instructions received from anyone purporting to be an officer, employee or representative of Seller. Under no circumstances shall Purchaser ever be liable to Seller or any third party for complying with such instructions, whether verbal or in writing, either on the basis of lack of authority, identity theft, fraud or otherwise, such claims hereby fully waived and released, whether now existing or hereafter arising.

4.

Discount. The Discount shall be applied (and the Purchase Price adjusted accordingly) upon the purchase of an Account. In addition to the Discount, the Purchase Price shall be adjusted so as to include the discounts described below, to the extent that such discounts are applicable.

4.1

Additional Discount. The Additional Discount shall be applied to any Purchased Account that remains unpaid for more than 30 days from the purchase date. The Additional Discount shall be applied to the Purchase Price for such Purchased Account once for each 10 day period or portion thereof during which the Purchased Account remains unpaid, commencing as of the end of the initial ten day period and continuing to the date on which such Purchased Account is Closed.

4.2

Delay Discount. The Delay Discount shall be applied each day on which there exists (a) any past due Obligations from Seller under this Agreement; or (b) a Reserve Shortfall. The Purchaser may allocate the Delay Discount among Purchased Accounts on a pro rata basis, or in any other way that the Purchaser, in its sole discretion, deems appropriate.

5.	Repurchase Of Accounts.

	5.1	Requirement to Repurchase. Purchaser may require that Seller repurchase at the Repurchase Price:

5.1.1	Any Purchased Account, the payment of which has been disputed by the Account Debtor obligated thereon, Purchaser being under no obligation to determine the bona fides of such dispute;

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5.1.2	Any Purchased Account as to which Seller has breached a covenant under Section 11 or 12, or a representation or warranty under section 13;

5.1.3	All Purchased Accounts upon the occurrence of an Event of Default, or upon the termination of this ARPA;

5.1.4	Any Purchased Account that remains unpaid beyond the Late Payment Date; and

5.1.5

Any Purchased Account owing from an Account Debtor or Payor which (i) in Purchaser’s reasonable judgment has become insolvent or (ii) which has indicated an inability or unwillingness to pay the Purchased Account when due.

5.2

Payment of Repurchase Price. In the event that Purchaser requires that Seller repurchase one or more Accounts pursuant to Section 5.1, Seller shall pay the Repurchase Price on demand, or, at Purchaser’s option, without notice or demand, by Purchaser’s charge to the Reserve Account.

5.3

Security Interest in Repurchased Accounts. Accounts shall not be deemed Repurchased until the Repurchase Price has been paid; provided, however, that if the Repurchase Price is paid by charging the Reserve Account, such Accounts shall not be deemed Repurchased until the next succeeding Business Day on which, as of the close of business, the Reserve Shortfall is zero and there are no past-due Obligations. At such time as an Account is deemed Repurchased pursuant to this subsection, it shall be transferred and re-assigned to Seller, but shall constitute Collateral for all purposes under this ARPA and the Collateral Documents, as applicable.

6.

Security Interest. In order to secure the Obligations, Seller assigns the Collateral to Purchaser and grants to Purchaser a continuing first priority security interest in and lien upon the Collateral, which security interest is evidenced and more fully described in a separate security agreement that has been executed and delivered by Seller in connection herewith. Notwithstanding the granting to Purchaser of a security interest, it is acknowledged that Purchased Accounts are the sole property of Purchaser, and as such, are not Collateral.

	6.1	Seller authorizes Purchaser to file any initial financing statements and amendments thereto that:

6.1.1.1	Identify the Collateral;

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6.1.1.2

Contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Seller is an organization, the type of organization, and any organization identification number issued to the Seller;

6.1.1.3	Contain a notification that the Seller has granted a negative pledge to the Purchaser, and that any subsequent lienor may be tortiously interfering with Purchaser’s rights; and

6.1.1.4	Advise third parties that any notification of Seller’s Account Debtors will interfere with Purchaser’s collection rights.

7.

Guaranty. As further security for the payment of the Obligations, certain parties have fully and unconditionally personally guaranteed the Seller’s obligations and performance of this ARPA, as evidenced by Personal Guarantee(s) executed contemporaneously herewith. Such Personal Guarantee(s) and shall be fully enforceable in accordance with their terms. Notwithstanding anything contained herein, the liability of Seller and all guarantors is joint and several, such that Purchaser may proceed against any such persons, or any collateral securing the Obligations, without first proceeding against or joining any other such person or pursuing any other remedy.

8.

Fees; Reimbursement of Expenses. In addition to the Discount, the Additional Discount, the Delay Discount and other fees and charges owing hereunder, Seller shall pay to Purchaser the items set forth in this Section 8. Unless otherwise expressly indicated, such items shall be due and payable without demand or notice, and may be charged to the Reserve Account pursuant to Section 2.3.3 hereof:

8.1

The Audit Fee, which shall be incurred and due each day during which Purchaser or its agents are on-site at Seller’s facilities or spend at least six (6) working hours working on the audit of Seller’s business.

	8.2	The Missing Notation Fee, which shall accrue on any Invoice that is transmitted by Seller to the applicable Account Debtor and that does not include the Notation.

8.3

The Misdirected Payment Fee, which shall accrue on any customer payment that is received by Seller and not delivered in kind to Purchaser on the next Business Day following the date of receipt by Seller.

	8.4	The Early Termination Fee as provided in Section 16.3 of this ARPA.

	8.5	Attorney fees and other legal costs reimbursable by Seller pursuant to Section 18 of this ARPA.

8.6

Reimbursement for all out-of-pocket expenses directly incurred by Purchaser in the administration of this ARPA, including but not limited to wire transfer fees, postage, audit-related expenses (which shall be charged in addition to the Audit Fee) and all other actual out-of-pocket costs.

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	8.7	Any other cost or charge set forth in this ARPA or any other Transaction Document or otherwise owed by Seller.

9.

ACH Authorization. Seller shall execute EXHIBIT A, hereto, granting to Purchaser an irrevocable Power of Attorney authorizing Purchaser to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Seller wherever located. Seller warrants and represents that under no circumstances will it reverse, void, or otherwise render invalid any electronic debit or credit initiated by Purchaser.

10.

Account Statement. Purchaser shall provide Seller with information on all Accounts and a monthly reconciliation of the factoring relationship relating to billing, collection and account maintenance such as aging, posting, error resolution and mailing of statements. All of the foregoing shall be in a format and in such detail, as Purchaser, in its sole discretion, deems appropriate including, but not limited to, electronic access on a website hosted by Purchaser. Purchaser’s books and records shall be admissible in evidence without objection as prima facie evidence of the status of the Purchased Accounts and non-purchased Accounts and Reserve Account between Purchaser and Seller. Each statement, report, or accounting rendered, issued or other information regularly made available by Purchaser to Seller on any website shall be deemed conclusively accurate and binding on Seller unless within fifteen (15) days after the date of issuance of any written statement or the first of each month as to Purchaser’s website content Seller notifies Purchaser to the contrary by registered or certified mail, setting forth with specificity the reasons why Seller believes such statement, report, accounting or website information is inaccurate, as well as what Seller believes to be correct amount(s) therefor. Seller’s failure to receive any monthly statement shall not relieve it of the responsibility to request such statement and Seller’s failure to do so shall nonetheless bind Seller to the information contained in Purchaser’s records and website information at the time. Seller acknowledges that the information Purchaser makes available to Seller electronically pursuant to this Section constitutes and satisfies any duty to respond to a “request for an accounting” or a “request regarding a statement of account” as defined in Section 9.210 of the UCC.

11.	Affirmative Covenants By Seller.

11.1

Access. From time to time as requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to Seller’s primary business premises as well as all other premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller’s books and records, and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts therefrom as Purchaser may request. Without expense to Purchaser, Purchaser may use any of Seller’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Purchaser, in its sole discretion, deems appropriate. Seller hereby irrevocably authorizes and shall direct each current or later engaged accountant and third party to disclose and deliver to Purchaser at Seller’s expense all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.

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11.2

Taxes. Seller shall pay when due all payroll and other taxes, and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require. Seller will notify Purchaser in writing immediately upon imposition or assessment of any lien, levy, tax lien, assessment or similar action against Seller or any of Seller’s assets.

11.3

Insurance. Seller shall maintain insurance on all insurable property owned or leased by Seller in the manner, to the extent and against at least such risks (in any event, including but not limited to fire and business interruption insurance) as usually maintained by owners of similar businesses and properties in similar geographic areas. All such insurance shall be in amounts and form and with insurance companies acceptable to Purchaser in its sole discretion, and shall reflect the Purchaser as the loss payee; and the Purchaser shall be listed in the policy as an additional insured entitled to receive notices. Seller shall furnish to Purchaser: (a) upon written request, any and all information concerning such insurance carried; (b) as requested by Purchaser, loss payable endorsements (or their equivalent) in favor of Purchaser. All policies of insurance shall provide for not less than thirty (30) day’s prior written cancellation notice to Purchaser.

11.4

Payments Received by Seller. Notwithstanding that Seller has agreed to pay the Misdirected Payment Fee, if the Seller shall receive any payments with respect to any Account, whether such Account has been purchased by Purchaser or represents Collateral of Purchaser, then the Seller shall hold such payments in trust for the benefit of the Purchaser, shall not commingle such payments with Seller’s other assets, and shall turn over the check in kind (or if payment was made electronically, the funds), within one (1) Business Day following the date of receipt by Seller of the payment. Seller shall make its best efforts to insure that each Account Debtor shall receive and comply with any Notation and make payment to Purchaser in accordance therewith, whether indebted on a Purchased Account or a non-Purchased Account.

11.5

Additional Access and Notification. Seller shall (i) permit the Purchaser access to all books and records of the Seller during normal business hours; (ii) notify the Purchaser in writing immediately upon imposition or assessment of any lien, levy, tax lien, assessment or similar action against the Seller or any of the Seller’s assets; and (iii) furnish the Purchaser, upon request, any and all papers, documents, or records of whatever nature related directly or indirectly to any Accounts.

11.6

Returned Merchandise Held in Trust. In the event any Goods sold giving rise to an Account shall be returned to or repossessed by the Seller, such Goods shall be held by the Seller in trust for the Purchaser, separate and apart from the Seller’s own property, and subject to the Purchaser’s directions and control.

11.7	Information/Reporting Requirements. Seller shall provide to Purchaser the following documents and reports within the time frames indicated:

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11.7.1

Within ten (10) days of the close of each month, the following reports for the previous month, each of which shall be dated as of the close of such fiscal month and prepared or certified by Seller’s management:

	11.7.1.1	monthly accounts receivable aging reports;

	11.7.1.2	monthly accounts payable aging reports

	11.7.1.3	profit and loss statements;

	11.7.1.4	balance sheet; and

	11.7.1.5	bank statements for each operating account.

11.7.2

Within fifteen (15) days of the close of each calendar quarter, unaudited quarterly financial statements, each of which shall be dated as of the close of such quarter and prepared or certified by Seller’s management

11.7.3	On an annual basis, copies of the following once completed:

	11.7.3.1	All federal, state and county income or franchise tax returns or reports;

	11.7.3.2	All federal and state payroll tax returns or reports; and

	11.7.3.3	Year-end financial statements.

11.7.4	On an annual basis within fifteen (15) days of the close of each calendar year, annual sales projections;

11.7.5	On an annual basis, audited financial statements, within 120 days of the Seller’s fiscal year end; and

11.7.6

On an annual basis no later than December 31, 2020, and the 31st of December of every year thereafter that the ARPA is in effect or any Obligations are owed to Purchaser, a personal financial and cash flow statement and the most recently-filed federal tax return on all personal guarantors of this ARPA.

11.7.7

Seller agrees to ensure Purchaser has continuous and interrupted online access to all Purchased Account data of Seller, including, without limitation, all accounts receivable aging reports and collection reports.

11.8

Dealing with Returned Goods. With respect to any returned or repossessed Goods, the Seller, at its sole cost and expense, shall (a) provide proper storage therefor, (b) maintain adequate insurance coverage thereon, (c) prepare the same for sale, (d) defend title thereto, (e) take all other actions necessary for the protection thereof, (f) pay freight and related shipping costs, (g) be responsible for any other costs or expenses incurred in connection with the foregoing, including attorney’s fees, and (h) immediately notify Purchaser of any authorization Seller provides for the return of Goods.

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11.9

Indemnification. Seller hereby agrees to indemnify Purchaser and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Seller and Purchaser, or any other matter, relating to Seller or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

11.10

Taxpayer Authorizations. Seller shall fully complete and execute, as taxpayer, prior to or immediately upon the execution of this Agreement, a form 8821 (Rev. October 2011) and/or form 4506 (Rev. January 2012) or form 4506-T (Rev. January 2012) issued by the Department of the Treasury, Internal Revenue Service, as updated and revised from time to time, and such additional forms as may be requested by Purchaser, irrevocably authorizing Purchaser to, among other things, inspect or receive tax information relating to any type of tax, tax form, years or periods or otherwise desired by Purchaser on an ongoing basis.

11.11

Further Assurances. Seller shall promptly execute, acknowledge and deliver such further documents and do such other acts and things as Purchaser may reasonably request in order to effect fully the purposes of this ARPA and the other Transaction Documents.

12.	Negative Covenants by Seller.

12.1

Dealing with Account Debtors. Seller will not, without the prior written consent of Purchaser in each instance: (a) grant, or purport to grant, any extension of time for payment of any of the Accounts, (b) compromise or settle, or purport to compromise or settle, any Account for less than the full amount thereof, (c) release, or purport to release, in whole or in part, any Account Debtor or authorize or allow or purport to authorize or allow any Account Debtor to make payments to Seller, or (d) grant or purport to grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts. Each of the covenants contained in clauses (a) through (d) applies to all of the Accounts, regardless of whether such Accounts constitute Purchased Accounts or Collateral.

	12.2	Notice of Assignment. Seller will not send any Invoice to an Account Debtor if such Invoice does not include the Notation.

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12.3

Liens. Except for Permitted Liens, Seller will not, without the express prior written consent of Purchaser, create, incur, assume or permit to exist any security interest, lien or encumbrance upon or with respect to any Account and/or Collateral now owned or hereafter acquired by Seller. In addition, Seller shall not enter into any agreement with any third party that prohibits the creation or perfection of a lien in favor of Purchaser upon any of Seller’s properties or assets, whether now owned or hereafter acquired. For purposes of this Section 12.3, “Permitted Liens” shall mean liens and security interests in favor of Purchaser and security interests and liens which are subordinate to the security interest of Purchaser, are consented to in writing by Purchaser, and for which Purchaser and the subordinate lienholder have entered into a subordination agreement acceptable to Purchaser in its good faith business judgment.

12.4

No Other Sales of Accounts. Seller will not, without express prior written consent of Purchaser, sell, pledge, assign or factor any of its Accounts other than to Purchaser until all Purchased Accounts are Closed, all Obligations due Purchaser have been fully satisfied, and Purchaser has filed a UCC termination.

12.5

Fundamental Changes in Business. Seller will not, without prior written consent by the Purchaser, (a) use any trade name other than that set out at the beginning of this ARPA, (b) change its name or use an assumed name; (c) change its jurisdiction of organization (d) merge or consolidate with any other corporation or entity, (e) dissolve or cease its operations as they are now conducted, or (f) hold any “going out of business” sale or otherwise state publicly that Seller is going out of business, or (g) take any other action that is reasonably likely to cause Account Debtors to withhold, delay, or refuse payment (rightfully or wrongfully) on the Accounts.

12.6

Distributions, Dividends, and Other Junior Payments. Seller will not, without the prior written consent of Purchaser, declare any dividends, or purchase, redeem, retire or otherwise acquire any of its capital stock or make any distribution of its assets to any of its shareholders or other investors, or make any payments of any kind to its shareholders, members, partners, or other equity investors, other than (i) the reimbursement of actual, ordinary and necessary business expenses incurred by such shareholders or other investors on behalf of Seller in the ordinary course of business; and (ii) if such shareholders or other investors are employed by Seller, salaries or other regular compensation at the same rates as are in effect as of the date hereof.

12.7

Transactions With Affiliates. Seller will not, directly or indirectly, enter into or permit any transaction with any Affiliate of Seller on terms that are less favorable to the Seller than those that might be obtained at the time from a person who is not an Affiliate of Seller.

12.8

No Deposit of Account Proceeds. Seller shall not deposit Account proceeds, whether the funds represent payments for purchased Accounts or non-Purchased Accounts, but shall hold such payments in trust for the benefit of the Purchaser, shall not commingle such payments with Seller’s other assets, and shall turn over the check in kind (or if payment was made electronically, the funds), within one (1) Business Day following the date of receipt by Seller of the payment. Seller shall make its best efforts to insure that each Account Debtor shall receive and comply with any Notation and make payment to Purchaser in accordance therewith, whether indebted on a Purchased Account or a non-Purchased Account.

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13.

Representations and Warranties. The following representations and warranties are made by Seller to Purchaser, with the understanding that Purchaser is relying upon them in entering into this ARPA and purchasing the Purchased Accounts. Each delivery of an AR Purchase Certificate shall constitute Seller’s reaffirmation that these representations and warranties are true and correct as of the date of such AR Purchase Certificate, unless Purchaser has been specifically advised otherwise in writing. All of such representations and warranties shall be considered to have been relied upon by Purchaser, regardless of any investigation made by Purchaser or on its behalf.

	13.1	Authority. Seller is fully authorized to enter into this ARPA and to perform hereunder.

	13.2	Binding Nature. Each of the Transaction Documents constitutes the legal, valid and binding obligation of Seller, and is fully enforceable against Seller according to its terms.

	13.3	Solvent and Good Standing. Seller is solvent and in good standing in the State of its organization.

	13.4	Nature of Accounts.

13.4.1

The Accounts are bona fide existing, outstanding obligations created by the unconditional and fully-completed sale and delivery of goods by the Seller or the complete, full and unconditional rendition of services, in any case, in the ordinary course of Seller’s business. The Accounts are unconditionally owed by the Account Debtor free of any and all defenses, including, but not limited to, any disputes, offsets, counterclaims, rights of recoupment, or rights of return or cancellation. The Accounts have not been paid, satisfied or discharged in any manner, in whole or in part.

13.4.2

The Account Debtors on all Accounts, whether Purchased or constituting the Collateral of Purchaser, have been notified and advised that payment on the Accounts shall be made to Purchaser, and have not been given any contrary or conflicting instructions by Seller or its employees, representatives, or Affiliates. All Invoices to Account Debtors include the Notation.

13.4.3

With respect to each Account, the applicable Account Debtor is not Affiliated with Seller, and the terms and conditions of the transactions giving rise to such Account are no more or less favorable to Seller than those that would be offered to an unaffiliated third party dealing with the Seller at arms’ length in a free market.

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13.5

No Notice of Adverse Claims, Bankruptcy, Insolvency, Etc. Seller has not received notice of, and does not have actual knowledge of, any of the following: (a) the actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of the Account Debtor; (b) any claim or assertion by the Account Debtor which, if successful, would constitute a defense to, payment or satisfaction of, or offset against, the Account; or (c) any claim by any third party pertaining to an Account which, if asserted, would likely cause the Account Debtor to withhold or delay payment on such Account to the Purchaser.

13.6

No Associated Entities In Competition With Seller. To the best of Seller’s knowledge, there exists no corporation, partnership, limited liability, or other person or entity to which Section 15 of this ARPA applies.

13.7

Accuracy of Information. All written information previously provided to Purchaser by Seller (or on Seller’s behalf) in connection with this ARPA, including but not limited to all applications, certificates, financial statements, and other written information furnished to Purchaser in contemplation of any transaction, is true and correct.

13.8

Account Purchase Transaction. None of the payments contemplated by this ARPA constitute payments for the use, forbearance, or detention of money. All transactions contemplated hereby are account purchase transactions as defined in Section 306.001 and Section 306.103 of the Texas Finance Code. The purchase of the Accounts by Purchaser constitutes an outright conveyance and true sale of Accounts by the Seller to Purchaser. The Discount, Additional Discount, Delay Discount and other accrued discounts, fees or charges hereunder are intended by the parties as “discounts” under Section 306.103 of the Texas Finance Code.

13.9

Consulting With Attorney. Seller has consulted with an attorney of Seller’s choice with respect to this ARPA and the transactions contemplated herein (or in the alternative, Seller acknowledges that Purchaser has recommended that Seller consult with an attorney and Seller has knowingly elected not to do so), and Seller has relied solely on the advice of such attorney and/or on its own judgment in deciding to enter into this ARPA.

13.10

Determination of Purchase Price. The Purchase Price of the Accounts has been fairly determined pursuant to arms’ length negotiations between Purchaser and Seller, and represents the fair market value thereof, after due consideration has been given to the nature of the Accounts, the probability of prompt collection thereof, the creditworthiness of the Account Debtors, the payment history of the Account Debtors, other economical factors relative to the Accounts; and the services rendered and services that will be rendered in the future by Purchaser in connection with credit investigations of Account Debtors, supervision of ledgering of Accounts, collection of Purchased Accounts, and the assumption of certain credit risks.

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14.	Default.

14.1

Events of Default. The occurrence of any one (1) or more of the following events constitutes an immediate Event of Default hereunder: (a) Seller fails to pay any monetary Obligation to Purchaser, or deliver any of the reports or other documents described in Section 11.7, within two (2) Business Days of the date on which such payment or report, as applicable, is due; (b) Seller breaches any of the negative covenants set forth in Section 12 of this ARPA; (c) Seller fails to perform any of the affirmative covenants described in Section 11 (other than Section 11.7, addressed above) within two (2) days from the date on which Seller receives Purchaser’s written notice of such failure; (d) any representation or warranty contained in this ARPA or any Transaction Document is false when made (provided, however, that Purchaser’s failure to discover such falsity until a later date shall in no way be deemed a waiver of such Event of Default); (e) any guarantor of the Obligations becomes subject to any debtor-relief proceedings, fails to perform or observe any of such guarantor’s obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever, including if such guarantor is an individual, the death of such individual guarantor; (f) Purchaser for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations; (g) Seller shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; (h) Seller shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; (i) Seller shall commence any proceeding under any Insolvency Law, whether now or hereafter in effect; (j) Seller shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made; (k) Seller shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; (1) Seller shall suffer any such custodianship, receivership, or trusteeship; (m) Seller shall have failed to comply in any respect with the terms and conditions of this ARPA or related documents; or (n) Purchaser’s purchase of Accounts causes a Reserve Shortfall or the unpaid balance of Purchased Accounts to exceed the Maximum Amount.

14.2

Effect of Default. Upon the occurrence of any Event of Default, Purchaser may immediately take the following actions (and all of such remedies are cumulative and not exclusive of any other remedy to which Purchaser may be entitled under this Agreement or applicable law):

14.2.1	require the immediate repurchase of all Purchased Accounts at the Repurchase Price;

14.2.2	declare all Obligations to be immediately due and payable;

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14.2.3	limit or terminate Seller’s access to Purchaser’s online services;

14.2.4	terminate this Agreement, effective immediately, by written notice to Seller, at which point, in addition to the other Obligations, the Early Termination Fee shall be immediately due and payable;

14.2.5	exercise any and all other remedies allowed under this ARPA and the other Transaction Documents; and

14.2.6	take any action otherwise allowed by law and/or in equity.

Without limiting any of Purchaser’s rights or remedies following an Event of Default, the Delay Discount shall continue to accrue on all past due Obligations.

14.3

No Implied Waivers, Etc. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Purchaser may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Purchaser of any breach or default by Seller hereunder be deemed a waiver of any default or breach subsequently occurring. Further, Purchaser’s failure to charge or accrue any discounts or fees at the rate to which Purchaser is entitled shall not be deemed a waiver by Purchaser of its claim thereto. All rights and remedies granted to Purchaser hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. Any waiver, permit, consent or approval by Purchaser of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

14.4

Seller’s Remedy; Limitation of Liability. NEITHER PURCHASER NOR ITS PARENT, NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY SELLER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF PURCHASER, OR ITS PARENT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE PURCHASER FROM LIABILITY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER PURCHASER NOR ITS PARENT, NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO SELLER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.

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15.

Associated Entities. In the event Seller’s principal(s) including, but not limited to its officer(s) or director(s), during the term of this Agreement or while Seller remains liable to Purchaser for any Obligations under this Agreement, directly or indirectly, including acting by, through or in conjunction with any other person, causes to be formed a new entity or otherwise become associated with any new or existing entity, whether corporate, partnership, limited liability company or otherwise in a business similar to or competitive with that of Seller, such entity shall be deemed to have expressly assumed the Obligations due Purchaser under this Agreement. With respect to any such entity, Purchaser shall be deemed to have been granted Purchaser an irrevocable power of attorney with authority to file, naming such newly formed or existing entity as Debtor, an initial UCC-1 financing statement and to have it filed with any and all appropriate secretaries of state or other UCC filing offices. Purchaser shall be held harmless by Seller and its principals and be relieved of any liability as a result of Purchaser’s authentication and filing of any such financing statement or the resulting perfection of its ownership or security interests in such entity’s assets. Purchaser shall have the right to notify such entity’s Account Debtors of Purchaser’s rights, including without limitation, Purchaser’s right to collect all Accounts, and to notify any creditor of such entity that Purchaser has such rights in such entity’s assets.

16.	Termination; Effective Date.

16.1

Term; Renewal. This Agreement shall take effect on the Effective Date and shall remain in full force for a period of twelve months (the “Initial Term”). The Agreement shall be automatically extended and renewed for successive twelve month periods following the Initial Term unless notice of non-renewal is provided by the Seller as hereinafter provided (each such 12-month period, a “Renewal Term”). Notice of non-renewal under this Agreement must be in writing and delivered to Purchaser by Seller not less than ninety (90) days prior to the conclusion of the Initial Term or any Renewal Term.

16.2

Termination by Purchaser. This Agreement may be terminated by Purchaser: (a) at any time upon ninety (90) days prior written notice to Seller; or (b) if an Event of Default has occurred and is continuing, upon written notice to Seller, in which case, such termination shall be effective immediately upon the delivery of such notice (or any later date and time specified in such notice). In the event the ARPA is terminated by Purchaser as a result of an Event of Default, in addition to all other Obligations, Seller shall pay Purchaser the Early Termination Fee (defined below).

16.3

Termination by Seller. If the Agreement is terminated by Purchaser as a result of an Event of Default or by Seller other than as a result of timely non-renewal under section 16.1, prior to the end of the Initial Term or any Renewal Term, in addition to all other Obligations, Seller shall pay to Purchaser an early termination fee (“Early Termination Fee”) equal to 1.00% of the Maximum Amount. Purchaser’s right to the Early Termination Fee under this section shall be without prejudice to any of Purchaser’s other rights and remedies under this Agreement.

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16.4

Effect of Termination. Upon the effective date of termination all Obligations of Seller to Purchaser, including the Early Termination Fee, if applicable, shall become immediately due and payable without further notice or demand irrespective of any maturity dates established prior thereto, and Seller shall be obligated to satisfy all Obligations, which shall include the repurchase of all Purchased Accounts which are not Closed, in accordance with Section 5 of this ARPA. No termination of this Agreement will in any way affect or impair any right of Purchaser arising prior thereto or by reason thereof, nor will any such termination relieve Seller of any duty to Purchaser under, nor deny Purchaser any benefit from, this Agreement or otherwise until all of Obligations have been fully discharged. In recognition of the Purchaser’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, as well as all indemnities of Seller with respect to dishonored payment items and Avoidance Claims, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens on the Collateral unless and until Seller and each guarantor has executed and delivered to Purchaser a general release in the form of EXHIBIT B hereto. Seller understands that this provision constitutes a waiver of its rights under §9.513 of the UCC.

16.5	Exposed Payments.

16.5.1

Upon termination of this Agreement, Seller shall pay to Purchaser (or Purchaser may retain), to hold in a non-segregated non-interest bearing account, an amount equal to the aggregate of all Exposed Payments as of the date of termination (the “Preference Reserve”).

16.5.2

Purchaser may charge the Preference Reserve with the amount of any Exposed Payments that Purchaser pays to the estate of the Payor that made the Exposed Payment, on account of a claim asserted under any Insolvency Law.

16.5.3

Purchaser shall refund to Seller from time to time that balance of the Preference Reserve for which a claim under Insolvency Laws can no longer be asserted due to the passage of the statute of limitations, settlement with the bankruptcy estate of the Payor, or otherwise.

16.6

Survival. Notwithstanding the termination of this ARPA and the full payment and performance of all Obligations, all covenants, representation and warranties made in this Agreement as well as the following provisions of this ARPA shall survive and constitute continuing covenants of the parties: Section 11.9; Section 14.4; Section 16.5; Section 17 (all subsections); Sections 18.2, 18.3, 18.5, and 18.6; Section 20 (all subsections); and Section 21 (all subsections).

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17.	WAIVERS

17.1

JURY TRIAL WAIVER. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

17.2

Attorney Fees and Legal Expenses. Notwithstanding the existence of any law, statute or rule, in any jurisdiction which may provide Seller with a right to attorney’s fees or costs, Seller hereby waives any and all rights to hereafter seek attorney’s fees or costs hereunder and Seller agrees that Purchaser exclusively shall be entitled to indemnification and recovery of any and all attorney’s fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this ARPA and/or any Transaction Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

17.3

WAIVER OF CONSUMER RIGHTS. IN CONNECTION WITH THIS ARPA, SELLER WAIVES ITS RIGHTS, IF ANY, UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, TEXAS BUSINESS AND COMMERCE CODE SECTION 17.41 ET SEQ., A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF SELLER’S OWN SELECTION, SELLER VOLUNTARILY CONSENTS TO THIS WAIVER.

17.4

Notices and Demands. Except for any notices to which they are specifically entitled under the express terms of this ARPA, Seller and each guarantor hereby waives any right to notices to which it may otherwise be entitled in connection with the collection or enforcement of the Obligations. Without limiting the generality of the foregoing, Seller and each guarantor hereby waives demand, notice of nonpayment, notice of intent to accelerate, and notice of acceleration. In addition, each guarantor waives notice of any and all renewals, extensions, amendments, and modifications of this ARPA or the other Transaction Documents.

17.5

Dealings With Account Debtors. Seller understands that the Purchaser may notify an Account Debtor to make payment to the Purchaser, and in advance waives any rights and claims which it may hereafter have, or hereafter claim to have, based in any way upon such contacts with and/or notifications to such account debtors, including but not limited to claims for disparagement, interference with business relationships, or any other form of damage to the Seller or its business(es).

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18.

Attorneys’ Fees. Seller agrees to reimburse Purchaser on demand for the actual amount of all costs and expenses, including attorneys’ fees, photocopying (which, if performed by Purchaser’s employees, shall be at the rate of $.10/page), courier delivery, postage, and reasonable travel expenses, which Purchaser has incurred or may incur:

	18.1	in negotiating, preparing, or administering this ARPA and any documents prepared in connection herewith, all of which shall be paid contemporaneously with the execution of this ARPA;

18.2

in enforcing this ARPA or protecting, preserving or enforcing any lien, security interest or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims;

18.3

in connection with any proceeding commenced by or against Seller under any Insolvency Law, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (iii) opposing confirmation of Seller’s plan thereunder;

	18.4	in collecting or attempting to collect any Accounts from Account Debtors;

	18.5	in complying with any subpoena or other legal process attendant to any litigation to which Seller is a party; and

	18.6	in any other way arising out of or related to this ARPA.

19.

Power of Attorney. For so long as any Obligations are owed under this ARPA or any Account remains outstanding, Purchaser is hereby irrevocably authorized as Seller’s Attorney-in-Fact, with full authority in the place of Seller and in the name of Seller or otherwise, in Purchaser’s discretion, to take any action and to execute any instrument which Purchaser may deem necessary or advisable to accomplish the purposes of this ARPA, including, without limitation:

19.1

Collection/Endorsement. Receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, proceeds of any Collateral, including, without limitation, taking all actions necessary to collect for deposit to Purchaser’s account, all checks, drafts and other forms of trade acceptances, negotiable instruments and other forms of payment (hereinafter collectively referred to as the “Payments”) which are tendered in payment of Accounts or in payment of insurance claims relating to the Accounts, or which are received by Purchaser. The authorization includes, without limitation, the power to open, cash, endorse, deposit and otherwise collect all such Payments in the event they are not made payable to Purchaser;

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19.2

Contact Account Debtors. To contact Account Debtors at any time in order to verify and/or collect Accounts and notify any Payor obligated with respect to an Account that the Account has been assigned to Purchaser and that payment thereof is to be made to Purchaser;

19.3	Insurance. To obtain and adjust insurance required to be paid to Purchaser;

19.4

With Regard to Accounts. To ask, demand, collect, sue for, recover, settle and compromise, extend the time of payment, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Accounts or release or discharge any Account Debtor or other obligor without affecting the Obligations;

19.5

Filings. To file, at Seller’s expense and in its name, any claims or take any action or institute any proceedings which Purchaser may deem necessary or desirable for the collection of any of the Accounts or any of the collateral securing payment of the Accounts or otherwise to enforce the rights of Purchaser with respect to the Accounts, including filing any claim under any bond or any trust fund.

19.6

Lien Discharge. To pay any sums necessary for the discharge of any lien or encumbrances senior to Purchaser’s security interest in any assets of the Seller, which sums shall be included as Obligations.

19.7	Filing Mechanic’s Lien and Bond Claims. File in the name of Seller or Purchaser or both:

(a)	Mechanics line or related notices; or

(b)	Claims under any payment bond, in connection with goods or services sold by Seller in connection with the improvement of realty.

	19.8	Change of Mailing Address. After the occurrence of an Event of Default, change the address for delivery of mail to Purchaser and receive and open mail addressed to Seller.

This Power of Attorney is irrevocable and coupled with an interest. Seller hereby acknowledges that Seller is not entitled to any notice, demand or presentation with respect to payment of any Account and agrees that Purchaser may extend or renew or settle and compromise from time to time the payment of any Account without notice to or consent by Seller.

20.

Alternative Dispute Resolution. The alternative dispute resolution methods described in this Section 20 shall apply to any dispute between the parties arising under or related to this ARPA, other than a dispute arising out of an Event of Default by Seller.

20.1

Negotiation. In the event of a dispute to which this Section 20 applies, the parties shall first meet within two (2) Business Days of receipt of any request and, in good faith, shall seek to resolve the dispute through good faith negotiation. The parties shall continue such negotiations for a period of five (5) Business Days, or such longer period to which they may mutually agree, and neither party shall commence any legal action or other proceeding during such period, unless necessary to satisfy applicable legal deadlines or otherwise prevent irreparable harm.

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20.2

Arbitration. If the parties are unable to resolve the dispute through the negotiation process described in the preceding subsection, either party may, if it so chooses, submit the dispute to binding arbitration pursuant to this subsection; provided, however, that if an Event of Default has occurred and is continuing, Seller may not submit any dispute to arbitration, regardless of whether such dispute arises out of such Event of Default. Any arbitration pursuant to this subsection shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (AAA), but only to the extent that such Rules do not conflict with the terms of this Agreement. Arbitration under this subsection shall take place in Austin, Texas, and shall be conducted by one impartial arbitrator selected by the AAA. The Arbitrator shall have the power (a) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance. The decision of the Arbitrator (which shall be rendered in writing) shall be final, nonappealable and binding upon the parties and may be enforced in any court of competent jurisdiction. The prevailing party in such arbitration shall be awarded costs and expenses of the arbitration

20.3

Provisional Relief. Nothing contained in this Section 20 is intended to limit the right of any party to petition an appropriate court of competent jurisdiction for any temporary or preliminary relief, such as an injunction or garnishment, as such party may deem necessary to protect its interests. The filing for such relief shall not be considered a waiver of any right to arbitration under this section.

21.	Jurisdiction; Venue.

21.1

TRAVIS COUNTY. SUBJECT TO THE ARBITRATION PROVISIONS OF SECTION 20 OF THE ARPA, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS ARPA OR ANY OTHER TRANSACTION DOCUMENTS MUST BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES LOCATED IN TRAVIS COUNTY, TEXAS AND, BY EXECUTION AND DELIVERY OF THIS ARPA, SELLER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF SELLER’S PROPERTY, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. SELLER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SELLER PURSUANT TO SECTION 29, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING (OR SUCH LATER DATE AS MAY BE REQUIRED BY APPLICABLE LAW). NOTHING IN THIS ARPA SHALL AFFECT THE RIGHT OF PURCHASER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST SELLER IN ANY OTHER JURISDICTION.

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21.2

VENUE. SELLER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH SELLER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS ARPA BROUGHT IN THE COURTS REFERRED TO IN THIS SECTION 21 AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH ACTION THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

22.

Amendment. Neither this ARPA nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, other than by an instrument in writing signed by all parties to this ARPA. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

23.

Conflict. Unless otherwise expressly stated in any other Transaction Document, if a conflict exists between the provisions of this ARPA and the provisions of such other Transaction Document, the provisions of this ARPA shall control.

24.

Severability. In the event any one or more of the provisions contained in this ARPA is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

25.

Enforcement. This ARPA and all agreements relating to the subject matter hereof shall be deemed to be the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly.

26.

Relationship of Parties. Notwithstanding that the Purchaser has the rights of a secured party, the relationship of the parties hereto shall not be that of lender and borrower. Purchaser shall at no time be deemed a fiduciary of the Seller, although Seller may be a fiduciary of the Purchaser.

27.

Choice of Law. This ARPA and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of Texas, without regard to choice of law principals.

28.

Assignment. This ARPA may not be assigned by Seller without the express prior written consent of Purchaser. Purchaser may assign this ARPA, the Purchased Accounts, the Obligations, or any of Purchaser’s rights under this ARPA, in whole or in part, to any person, and such assignment shall be binding upon Seller without notice or consent.

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29.

Notice. Any notice or communication required or permitted hereunder shall be deemed to be delivered, whether actually received or not, when deposited in the United States mail, postage fully prepaid, registered or certified mail, and addressed to the intended recipient at the address on the signature page of this ARPA. Any address for notice may be changed by written notice delivered as provided herein.

30.

No Obligation to Purchase Future Receivables. Seller specifically acknowledges and agrees that, anything herein to the contrary notwithstanding, Purchaser has the right to approve or reject any or all future accounts receivable proposed for sale under this ARPA IN ITS SOLE DISCRETION, and no course of conduct or prior course of dealing shall establish any commitment, obligation or agreement to purchase future accounts receivable.

31.

Usury Savings Clause. In the event that this ARPA is characterized as a contract for the use, forbearance, or detention of money (which characterization would be contrary to the parties’ specific intent as expressed throughout this Agreement), the aggregate interest rate charged or agreed to be paid hereunder, including all charges or fees deemed in the nature of interest under applicable law, shall not exceed the highest rate permitted by applicable law. In the event the Purchaser collects moneys deemed to constitute interest, and which would increase the effective rate of interest to a rate in excess of that permitted by law, all such honeys shall upon such determination and at Purchaser’s election be returned to Seller or credited against outstanding Obligations hereunder.

32.	Headings, Construction. The headings contained in this ARPA are for reference purposes only and shall not modify or affect the terms of this ARPA in any manner.

33.

Saturday, Sunday or Legal Holiday. If any day provided in this ARPA for the performance of any obligation should fall on a Saturday, Sunday or Legal Holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next Business Day following such day.

34.

Receipt of Payment. Any payment received by Purchaser on a Saturday, Sunday or Legal Holiday, or any payment that is received by Purchaser after 3:00 p.m. on any other day, shall be deemed received on the next day that is not a Saturday, Sunday or Legal Holiday, plus Clearance Days.

35.

Use of Facsimiles/Scans/Electronic Signatures. The parties acknowledge and agree that it is anticipated that execution of this ARPA, as well as schedules or other documents executed in connection herewith, may be evidenced by electronic signatures, and/or facsimile or scanned signatures, and such documents containing such signatures shall be of the same force and effect as if original signatures had been obtained.

36.	Headings. The headings and captions given to the provisions of this ARPA are provided for convenience of reference only, and do not modify or limit the scope of such provisions in any way.

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37.

Counterparts. This ARPA may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this ARPA by facsimile shall be effective as delivery of a manually executed counterpart of this ARPA, and any party delivering such an executed counterpart of the signature page to this ARPA by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this ARPA to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this ARPA.

38.

Entire Agreement. This ARPA, together with the other Transaction Documents executed on or after the date of this ARPA, contains the entire understanding and agreement between the parties, and supersedes all other prior or contemporaneous agreements and understandings between the parties, verbal or written, express or implied, relating to the subject matter hereof. No promises, warranties, representations, or understandings of any kind have been made by Purchaser or any third party that are not contained in this ARPA. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be allowable in order to supplement or modify any terms of this ARPA.

IN WITNESS WHEREOF, the Parties have executed this ARPA as of the day and year first above written.

PURCHASER:		SELLER:

QUASAR CAPITAL PARTNERS, LLC		EDIBLE GARDEN AG INCORPORATED

By:	/s/ Brian Center	By:	/s/ Michael C. James
Name:	Brian Center	Name:	Michael C. James
Title:	Chief Executive Officer	Title:	Chief Financial Officer

Address:	9330 LBJ Frwy.	Address:	283 County Road 519
	Suite 943B		Belvidere, NJ 07823
Dallas, TX 75243

Date:	April 13, 2021	Date:	April 13, 2021

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EXHIBIT A

ACH POWER OF ATTORNEY RIDER
TO ACCOUNTS RECEIVABLE PURCHASING AGREEMENT

The undersigned, _______________________, as _______________ of Edible Garden AG Incorporated (Grantor) hereby appoints and irrevocably authorizes QUASAR CAPITAL PARTNERS, LLC as Grantor’s attorney-in-fact, with full and absolute authority in the place of Grantor and in the name of Grantor or otherwise, to initiate electric debit or credit entries from any deposit account maintained, held or owned by Grantor, wherever located, through the Automated Clearing House network (ACH).

This Power of Attorney is irrevocable and coupled with an interest.

Grantor:

Edible Garden AG Incorporated

By:
Name:
Title:
Address:

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EXHIBIT B

GENERAL RELEASE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, the undersigned and each of them (collectively, the “Releasors”) hereby forever release, discharge and acquit Quasar Capital Partners, LLC, its successors and assigns, parent companies, subsidiaries, officers, directors, shareholders, agents and employees (collectively, the “Releasees”), of and from any and all claims of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, whether heretofore existing, now existing or hereafter arising, or which could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, to the extent that they arise out of or are in way connected to or are related to that certain Accounts Receivable Purchase Agreement dated ____________________ (collectively, the “Claims”).

Releasors agree that the matters released herein are not limited to matters which are known or disclosed.

Releasors acknowledge that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and it acknowledges that this Release has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release, discharge and acquit the Releasees from any such unknown Claims.

Acceptance of this Release shall not be deemed or construed as an admission of liability by any party released.

In the event of any litigation arising out of or related to this Release, the prevailing party shall recover its reasonable attorney’s fees and expenses from the unsuccessful party. It shall be presumed (subject to rebuttal only by the introduction of competent evidence to the contrary) that the amount recoverable is the amount billed to the prevailing party by its counsel and that such amount will be reasonable if based on the billing rates charged to the prevailing party by its counsel in similar matters.

Releasors acknowledge that either (a) they have had advice of counsel of its own choosing in negotiations for and the preparation of this release, or (b) they have knowingly determined that such advice is not needed.

DATED:

Seller:

Guarantor(s):

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